Execution Version AMENDMENT NO. 1 TO MASTER CREDIT FACILITY AGREEMENT THIS AMENDMENT NO. 1 TO MASTER CREDIT FACILITY AGREEMENT (this “Amendment”) is made as of January 8, 2019, by and among (i) CW WESTBOROUGH 1031, LLC and CW WESTBOROUGH APARTMENTS, LLC (individually and collectively, together with their respective successors and assigns, “Original Borrower”), (ii) CW HEIGHTS AT MERIDIAN APARTMENTS, LP, a Delaware limited partnership (“New Borrower” and together with Original Borrower, individually and collectively, the “Borrower”), (iii) BERKADIA COMMERCIAL MORTGAGE LLC, a Delaware limited liability company (“Lender”), and (iv) FANNIE MAE, the corporation duly organized under the Federal National Mortgage Association Charter Act, as amended, 12 U.S.C. §1716 et seq. and duly organized and existing under the laws of the United States, and its successors and assigns (“Fannie Mae”). RECITALS A. Original Borrower and Lender entered into that certain Master Credit Facility Agreement dated as of June 29, 2018 (as the same may be further amended, restated, modified or supplemented from time to time, the “Master Agreement”), pursuant to which Lender made a loan to Original Borrower comprised of a $38,010,000 Variable Advance (the “Initial Advance”). B. All Lender’s right, title and interest in and to the Master Agreement and the Loan Documents executed in connection with the Master Agreement and the transactions contemplated by the Master Agreement have been assigned to Fannie Mae pursuant to that certain Assignment of Master Credit Facility Agreement and other Loan Documents, dated as of June 29, 2018 (the “Assignment”). Fannie Mae has not assumed (i) any of the obligations of Lender under the Master Agreement to make Future Advances or (ii) any of the obligations of Lender which are servicing obligations delegated to Lender as servicer of the Advances. Fannie Mae has designated Lender as the servicer of the Advances contemplated by the Master Agreement. C. Borrower has requested and Lender and Fannie Mae have consented to add the Mortgaged Property commonly known as Heights at Meridian, located in Durham, North Carolina (the “Additional Mortgaged Property”) to the Collateral Pool pursuant to and in accordance with the terms and conditions of the Master Agreement (the “Addition”). D. In addition, in connection with the Addition, Borrower has requested and Lender and Fannie Mae have consented to the making of a Future Advance comprised of a Fixed Advance in the amount of $33,750,000 to Borrower as of the date hereof pursuant to and in accordance with the terms and conditions of the Master Agreement. E. In connection with the foregoing, Fannie Mae, Lender and Borrower desire to amend the Master Agreement in certain respects as set forth herein. F. Fannie Mae, Lender and Borrower intend these Recitals to be a material part of this Amendment. Amendment No. 1 to Master Credit Facility Agreement Cottonwood III Addition of Heights at Meridian

NOW, THEREFORE, the parties hereto, in consideration of the mutual promises and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby agree as follows: Section 1. Capitalized Terms. All capitalized terms used in this Amendment which are not specifically defined herein shall have the respective meanings set forth in the Master Agreement. Section 2. Amendments. (i) Assuming the conditions of Lender have been met prior to or as of the date of this Amendment, Lender shall make the Additional Advance in the amount of $33,750,000 to Borrower on the date hereof. Once made, the Additional Advance shall be subject to the Master Agreement in all respects and shall be secured by the Security Instruments encumbering the Mortgaged Properties. (ii) The Master Agreement and the other Loan Documents are hereby amended to add New Borrower as a party and specifically as a Borrower and an Additional Borrower. New Borrower acknowledges and agrees that it is jointly and severally liable, together with each other Borrower, for all Obligations, including the obligation to observe and perform each of the terms, conditions and provisions of the Master Agreement as amended hereby and the other Loan Documents. (iii) The obligations of Borrower to repay the Additional Advance shall be evidenced by one or more separate Fixed Notes, each of which shall constitute a “Note” under the Master Agreement. (iv) The Additional Mortgaged Property is hereby added as an Additional Mortgaged Property under the Master Agreement. (v) Sections 11.03(b)(2), (3), (4), (5) and (6) (Permitted Transfers of Ownership Interests) are hereby amended to insert “Cottonwood Residential II” after each reference to “CRI”, so as to read in their entirety as follows: “(2) the issuance by CRI, Cottonwood Residential II, CROP, Multifamily REIT II or CMOP of additional membership interests, partnership interests, or stock (including by creation of a new class or series of interests or stock), as the case may be, and the subsequent direct or indirect Transfer of such interests or stock; provided, however, that no Change of Control and no Transfer of the Restricted Ownership Interest occurs as the result of such Transfer; (3) a merger with or acquisition of another entity by CRI, Cottonwood Residential II, CROP, Multifamily REIT II or CMOP, as applicable, provided that (A) no Change of Control or Transfer of the Restricted Ownership Interest occurs, and (B) such merger or acquisition does not result in an Event of Default; (4) a Transfer of any direct or indirect Ownership Interest in Borrower, a subsidiary of CRI, Cottonwood Residential II, CROP, Multifamily Amendment No. 1 to Master Credit Facility Agreement 2 Cottonwood III Addition of Heights at Meridian

REIT II or CMOP, provided that no Change of Control or Transfer of the Restricted Ownership Interest occurs; (5) any conversion of CRI, Cottonwood Residential II, CROP, Multifamily REIT II or CMOP (the "Conversion Entities") from one type of entity to another type of entity or any amendment, modification, or any other change in the governing instrument or instruments of any Conversion Entity; provided, however, that (A) no Change of Control or Transfer of the Restricted Ownership Interest occurs as a result of any such Transfer; (B) the decision-making powers and rights of the board of directors of any Conversion Entity are not eliminated, materially impaired, or materially reduced as a result of such Transfer (provided, however, that the creation of new committees of the board of directors of any Conversion Entity that are delegated certain powers and authority of the board of directors of any Conversion Entity (as applicable) will not be deemed to be an elimination, material impairment, or material reduction of the decision-making powers of the board of directors of any Conversion Entity, so long as the board of directors of any Conversion Entity, as applicable, Controls the composition of any such committee and has the right to rescind any such delegation); and (C) the board of directors of CRI, Cottonwood Residential II or Multifamily REIT II, as applicable, continue to exist and Control CRI or Cottonwood Residential II, as applicable; (6) a Public Listing of CRI, Cottonwood Residential II, CROP, Multifamily REIT II or CMOP and the resulting Transfer of publicly traded stock of such newly created publicly traded entity (any such Transfer, a “Public Transfer”), provided that in the case of a Public Listing, the following conditions are satisfied (in which case, a “Permitted Public Transfer”): (A) Borrower provides Lender with at least thirty (30) days prior written notice of the Public Transfer which notice is accompanied by a payment of the Public Listing Fee; (B) at the time of the proposed Transfer, no Event of Default or Potential Event of Default has occurred and is continuing; (C) Lender receives organizational charts and organizational documents reflecting the structure of the Borrower, CRI, Cottonwood Residential II, Multifamily REIT II or CMOP, as applicable, prior to and after such Public Transfer (which may be in draft form until the same are completed in form acceptable to Lender) and Lender receives any certificates, financial statements, underwriting documentation, or other documentation requested by Lender with respect to the Public Transfer in Amendment No. 1 to Master Credit Facility Agreement 3 Cottonwood III Addition of Heights at Meridian

a form acceptable to Lender together with copies of all documents effectuating the Transfer; (D) the newly created public entity or, if none, CRI, Cottonwood Residential II, CROP, Multifamily REIT II or CMOP, as applicable (“Public Co”), has a board of directors that (i) remains unchanged from the board of directors serving prior to the Public Listing, or has its members appointed or selected by the outgoing members of the board of directors of CRI, CROP, Multifamily REIT II or CMOP, as applicable; (ii) initially has Daniel Shaeffer and Chad Christensen as members of the board of directors, and (iii) has no member who is a Prohibited Person, (E) at least two of the three Management Executives retain a Management Position in Public Co or CROP, if CROP is not Public Co; (F) there is no change in the ownership of any direct or indirect owners of Borrower below the level of CROP or CMOP that results in a Change of Control or Transfer of Restricted Ownership Interests; (G) the Mortgaged Property is and will continue to be managed either by (x) the initial property manager, or (y) a successor property manager satisfactory to Lender pursuant to a property management agreement approved by Lender in writing, which successor property manager, together with Borrower, shall execute an assignment of the management agreement in form acceptable to Lender; and (H) Borrower submits to Lender all information reasonably required by Lender to make the determination required hereunder.” (vi) Sections 11.03(b)(8) and 11.03(b)(9) are hereby amended to read in their entirety as follows: “(8) in connection with the recapitalization of CRI, the issuance of a new general partnership interest in CROP to Cottonwood Residential II; provided that (i) Cottonwood Residential II is the controlling general partner, (ii) Lender receives organizational documents for Cottonwood Residential II in form and substance satisfactory to Lender, (iii) Cottonwood Residential II initially has Daniel Shaeffer, Gregg Christensen, and Chad Christensen as members of the board of directors, and (iv) there is no Change of Control or a Transfer of the Restricted Ownership Interests; and (9) the dissolution and liquidation of CRI and the removal of CRI as a general partner of CROP after the completion of the recapitalization of CRI, provided that (i) Cottonwood Residential II remains as the sole general partner of CROP and (ii) there is no Change of Control or a Transfer of the Restricted Ownership Interests other than with respect to the removal of CRI from the organizational structure of Borrower.” Amendment No. 1 to Master Credit Facility Agreement 4 Cottonwood III Addition of Heights at Meridian

(vii) Schedule I (Definitions) is hereby amended to add the definition of “Cotton Residential II” in alphabetical order, to read as follows: “Cottonwood Residential II” means Cottonwood Residential II, Inc., a Maryland corporation. (viii) The definition of “Borrower Agent” is hereby amended to read as follows: “Borrower Agent” means Cottonwood Residential II, Inc., a Maryland corporation. (ix) Clauses (f), (g) and (h) of the definition of “Change of Control” (within the definition of “Control”) are hereby amended to read as follows “(f) CRI (until liquidated and dissolved) and Cottonwood Residential II cease to own, individually or collectively, 100% of the general partnership interests in, and Control, CROP. (g) Except as permitted in Section 11.03(b)(6)(D) in connection with a Permitted Public Transfer, Daniel Shaeffer, Chad Christensen and Gregg Christensen cease to be on and constitute the majority of the board of directors of CRI and Cottonwood Residential II; provided, however, the death or incapacity of one of these directors will not constitute a Change of Control if Lender provides its written consent to a replacement director. (h) Subsequent to a Permitted Public Transfer pursuant to Section 11.03(b)(6), (i) the Ownership Interests of CRI, Cottonwood Residential II, CROP, Multifamily REIT II, or CMOP as applicable, cease to be publicly traded; (ii) an Acquiring Person becomes (by acquisition, consolidation, merger or otherwise), directly or indirectly, the beneficial owner of more than twenty -five percent (25%) of the total Ownership Interest of CRI, Cottonwood Residential II, CROP, Multifamily REIT II or CMOP, as applicable; or (iii) the replacement (other than solely by reason of retirement at age fifty-five (55) or older, death or disability) of more than fifty percent (50%) (or such lesser percentage as is required for decision-making by the board of directors or an equivalent governing body) of the members of the board of directors (or an equivalent governing body) of CRI, Cottonwood Residential II, CROP, Multifamily REIT II or CMOP, as applicable, over a one-year period from the directors who constituted such board of directors at the beginning of such period and such replacement shall not have been approved by a vote of at least a majority of the board of directors of CRI, Cottonwood Residential II, CROP, Multifamily REIT II or CMOP, as applicable, then still in office who either were members of such board of directors at the beginning of such one-year period or whose election as members of the board of directors was previously so approved (it being understood and agreed that in the case of any entity governed by a trustee, board of managers, or other similar governing body, the foregoing clause (iii) shall apply thereto by substituting such Amendment No. 1 to Master Credit Facility Agreement 5 Cottonwood III Addition of Heights at Meridian

governing body and the members thereof for the board of directors and members thereof, respectively).” (x) The definition of CROP GP 2 is hereby amended to read as follows: “CROP GP 2” means Cottonwood Residential II. (xi) The definition of Public Listing Fee is hereby amended to read as follows: “Public Listing Fee” means a fee in an amount equal to (a) $25,000 if CRI, Cotton Residential II or CROP undergoes a Public Listing, provided however that if any of CRI, Cotton Residential II or CROP is the Key Principal in another credit facility with Fannie Mae, a Public Listing Fee will not have to be paid in respect of such credit facility or (b) $25,000 if Multifamily REIT II or CMOP undergoes a Public Listing, as applicable. (xii) Exhibit A attached to the Master Agreement is hereby amended and restated in its entirety and replaced with Exhibit A attached hereto. (xiii) Schedule 2 to the Master Agreement – Summary of Master Terms is hereby amended and restated in its entirety and replaced with Schedule 2 attached hereto. (xiv) A new Schedule 3.2 -- Schedule of Advance Terms for the Additional Advance in the aggregate amount of $33,750,000, in the form attached hereto, is hereby added to the Master Agreement after Schedule 3.1. (xv) A new Schedule 4.2 – Prepayment Premium Schedule for the Additional Advance in the aggregate amount of $33,750,000, in the form attached hereto, is hereby added to the Master Agreement after Schedule 4.1 of the Master Agreement – Prepayment Premium Schedule. (xvi) Schedule 5 to the Master Agreement – Required Replacement Schedule is hereby amended and restated in its entirety and replaced with Schedule 5 attached hereto. (xvii) Schedule 6 to the Master Agreement – Required Repair Schedule is hereby amended and restated in its entirety and replaced with Schedule 6 attached hereto. (xviii) Schedule 13 to the Master Agreement – Ownership Interests Schedule is hereby amended by adding to the end thereof Schedule 13.1 attached hereto. (xix) Schedule 16 to the Master Agreement – Exceptions to Representations and Warranties Schedule is hereby amended and restated and replaced with Schedule 16 attached hereto. Section 3 Fees. On or before the date of execution and delivery of this Amendment, Borrower agrees to pay to the Lender an Additional Origination Fee equal to $202,500. Amendment No. 1 to Master Credit Facility Agreement 6 Cottonwood III Addition of Heights at Meridian

Section 4. Full Force and Effect. Except as expressly modified hereby, the Master Agreement and all of the terms, conditions, covenants, agreements and provisions thereof remain in full force and effect and are hereby ratified and affirmed. Section 5. Representations and Warranties. Borrower represents and warrants to Fannie Mae and Lender that: (i) As of the date hereof, in respect of the Additional Mortgaged Property (the “Surveyed Property”): (1) there have been no additions, modifications or alterations to the improvements on the Surveyed Property which resulted in any changes in the distances between the walls of the improvements and the lot lines shown on the Survey provided for the Effective Date for the Addition of the Surveyed Property (the “Existing Survey”), and the Existing Survey properly depicts the present boundaries of the Surveyed Property and the location and configuration of all structures and improvements located thereon; (2) there are no encroachments onto or off of the Surveyed Property (or onto any easement affecting the Surveyed Property), except as shown on the Existing Survey; (3) there have been no changes to the lot lines of the Surveyed Property, nor any fences erected or free standing improvements placed along said lot lines, except as shown on the Existing Survey; (4) no easements, rights of way or other matters have been granted and no encroachments onto the Surveyed Property exist, except as shown on the Existing Survey; and (5) no easements, rights of way or other matters have been granted and no encroachments onto any Mortgaged Property exist, except as shown on the most Existing Survey. (ii) With respect to that certain Stormwater Facility Agreement and Covenant (the “Stormwater Agreement”) between Worthing Meridian, LLC, a Delaware limited liability company (as predecessor in interest to New Borrower) and the City of Durham, North Carolina (the “City”), recorded in 7078, Page 172-182, Durham County Register of Deeds: (1) A true, complete and correct copy of the Stormwater Agreement, together with any amendments, supplements and/or agreements related thereto, has been furnished to Lender; (2) The Stormwater Agreement, including all attachments and exhibits, is in full force and effect and has not been modified; Amendment No. 1 to Master Credit Facility Agreement 7 Cottonwood III Addition of Heights at Meridian

(3) There are no past due fees, expenses, assessments or any other charges due and owing by New Borrower under the Stormwater Agreement and no liens outstanding under the Stormwater Agreement against the Additional Mortgaged Property, nor are there any actions against the Borrower for any outstanding fees, expenses, assessments or any other charges due under the Stormwater Agreement that would become liens and/or judgments against the Additional Mortgaged Property; (4) There are no pending disputes, claims, actions, or arbitration or litigation matters relating to the Stormwater Agreement involving New Borrower or the Additional Mortgaged Property; (5) All improvements on the Additional Mortgaged Property for which approval was required under the Stormwater Agreement have been (a) constructed and completed in accordance with the terms and provisions of the Stormwater Agreement and (b) duly approved by the City’s Architectural Committee, if applicable; and (6) Except for the issues/repairs noted in the Release of Lien by Certificate relating to the Stormwater Agreement dated December 7, 2018, from the Public Works Department of the City, which issues/repairs have been or will be corrected prior to the annual maintenance inspection in March 2019, at all times prior to the date hereof, and as of the date hereof, (a) no portion of the Additional Mortgaged Property has been or is in violation of the terms and provisions of the Stormwater Agreement, and (b) New Borrower has not been in and is not in breach of or default in the performance of any obligations and covenants agreed to be performed by or on behalf of New Borrower pursuant to the terms and provisions of the Stormwater Agreement. (iii) all representations and warranties set forth in the Loan Documents are true and correct as of the date hereof and that no Event of Default or Potential Event of Default has occurred as of the date hereof. Section 6. Counterparts. This Amendment may be executed in counterparts by the parties hereto, and each such counterpart shall be considered an original and all such counterparts shall constitute one and the same instrument. Section 7. Exculpation and Governing Law. The provisions of Section 3.01 of the Master Agreement (entitled “Non-Recourse Liability; Exceptions”) and the provisions of Section 15.01 of the Master Agreement (entitled “Choice of Law; Consent to Jurisdiction”) are hereby incorporated into this Amendment by this reference to the fullest extent as if the text of such provisions were set forth in their entirety herein. [The Remainder of This Page Has Been Intentionally Left Blank.] Amendment No. 1 to Master Credit Facility Agreement 8 Cottonwood III Addition of Heights at Meridian

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

BORROWER:

CW WESTBOROUGH 1031, LLC,
a Delaware limited liability company

By: ______________________ (SEAL)
Name: Gregg Christensen
Title: Chief Legal Officer

CW WESTBOROUGH APARTMENTS, LLC,
a Delaware limited liability company

By: ______________________ (SEAL)
Name: Gregg Christensen
Title: Chief Legal Officer

CW HEIGHTS AT MERIDIAN APARTMENTS, LP, a Delaware limited partnership

By: CW Heights at Meridian GP, LLC, a Delaware limited liability company, its general partner

By: ______________________ (SEAL)
Name: Gregg Christensen
Title: Chief Legal Officer

Amendment No. 1 to Master Credit Facility Agreement
Cottonwood III Addition of Heights at Meridian
Signature Page

FANNIE MAE: FANNIE MAE, the corporation duly organized under the Federal National Mortgage Association Charter Act, as amended, 12 U.S.C. §1716 et seq. and duly organized and existing under the laws of the United States /4,/1~ By:_~~~-------• Name: Michael Winters Vice Preside11t Title: [Signatures Continue on Next Page] Amendment No. I to Master Credit Facility Agreement Signature Page Cottonwood Ill Addition of Heights at Meridian

LENDER: BERKADIA COMMERCIAL MORTGAGE LLC, a Delaware limited liability company By:~ __ ,,ey,u, .1U ~L) Na (SEAl Title: Authorized Signatory Amendment No. I to Master Credit Facility Agreement Signature Page Cottonwood III Addition of Heights at Meridian

EXHIBIT A EXHIBIT A TO MASTER CREDIT FACILITY AGREEMENT SCHEDULE OF INITIAL MORTGAGED PROPERTIES AND INITIAL VALUATIONS PROPERTY LOCATION OWNER INITIAL INITIAL GREEN VALUATION ALLOCABLE MORTGAGE FACILITY LOAN AMOUNT Parc Westborough 346 Turnpike Road CW Westborough 1031, $65,600,000 $38,010,000 No Apartments Westborough, MA 01581 LLC and CW Westborough Apartments, LLC Heights at Meridian 2543 Meridian Parkway CW Heights at Meridian $65,000,000 $33,750,000 No Durham, NC 27713 Apartments, LP Amendment No. 1 to Master Credit Facility Agreement Exhibit A Cottonwood III Addition of Heights at Meridian

SCHEDULE 2 TO
MASTER CREDIT FACILITY AGREEMENT

Summary of Master Terms

I. GENERAL PARTY AND MULTIFAMILY PROJECT INFORMATION	
Borrower	CW Westborough 1031, LLC CW Westborough Apartments, LLC CW Heights at Meridian Apartments, LP
Lender	Berkadia Commercial Mortgage LLC
Key Principal	Cottonwood Residential, Inc. Cottonwood Residential II, Inc. and Cottonwood Residential O.P., LP
Guarantor	NONE
Multifamily Project	Parc Westborough Apartments Heights at Meridian Apartments
ADDRESSES	
Borrower's General Business Address	6340 South 3000 East, Suite 500 Salt Lake City, UT 84121
Borrower's Notice Address	Gregg Christensen c/o Cottonwood Residential II, Inc. 6340 South 3000 East, Suite 500 Salt Lake City, Utah 84121 gchristensen@cottonwoodres.com Facsimile: 801-278-0756
Multifamily Project Address	CW Westborough Apartments 346 Turnpike Road Westborough, MA 01581 Heights at Meridian 2543 Meridian Parkway Durham, NC 27713

Master Credit Facility Agreement
Schedule 2 (Summary of Master Terms)
Form 6001.MCFA
11-16
Sch. 2-1
© 2016 Fannie Mae

Key Principal's General Business Address	Gregg Christensen c/o Cottonwood Residential II, Inc. 6340 South 3000 East, Suite 500 Salt Lake City, Utah 84121
Key Principal's Notice Address	Gregg Christensen c/o Cottonwood Residential II, Inc. 6340 South 3000 East, Suite 500 Salt Lake City, Utah 84121 gchristensen@cottonwoodres.com Facsimile: 801-278-0756
Guarantor's General Business Address	NOT APPLICABLE
Guarantor's Notice Address	NOT APPLICABLE
Lender's General Business Address	323 Norristown Road, Suite 300 Ambler, PA 19002 Attn: Servicing –Executive Vice President
Lender's Notice Address	323 Norristown Road, Suite 300 Ambler, PA 19002 Attn: Servicing –Executive Vice President
Lender's Payment Address	323 Norristown Road, Suite 300 Ambler, PA 19002 Attn: Servicing –Accounting Manager

II. RESERVE INFORMATION	
Completion Period	Within 12 months after the Effective Date or as otherwise shown on the Required Repair Schedule (provided that life safety Repairs shall be completed prior to the Effective Date unless the Mortgaged Property is being acquired in an arm's-length transaction with an unrelated third party, in which case life safety Repairs shall be completed within one (1) month of the Effective Date).
Initial Replacement Reserve Deposit	As set forth on the Required Replacement Schedule
Maximum Inspection Fee	$500
Maximum Repair Disbursement Interval	One time per calendar quarter

Master Credit Facility Agreement
Schedule 2 (Summary of Master Terms)
Form 6001.MCFA
11-16
Sch. 2-2
© 2016 Fannie Mae

Maximum Replacement Reserve One time per calendar quarter Disbursement Interval Minimum Repairs Disbursement $10,000 Amount Minimum Replacement Reserve $5,000 Disbursement Amount Monthly Replacement Reserve As set forth on the Required Replacement Schedule Deposit Repair Threshold $10,000 Repairs Escrow Account $100, payable one time Administrative Fee Repairs Escrow Deposit As set forth on the Required Repair Schedule Replacement Reserve Account $100, payable annually Administration Fee Replacement Reserve Account quarterly Interest Disbursement Frequency Replacement Threshold $5,000 [Remainder of Page Intentionally Blank] Master Credit Facility Agreement Form 6001.MCFA Sch. 2-3 Schedule 2 (Summary of Master Terms) 11-16 © 2016 Fannie Mae

INITIAL PAGE TO SCHEDULE 2 TO MASTER CREDIT FACILITY AGREEMENT Summary of Master Terms Borrower Initials Amendment No. 1 to Master Credit Facility Agreement Initial Page Schedule 2- Summary of Master Terms Cottonwood III Addition of Heights at Meridian

SCHEDULE 3.2 TO MASTER CREDIT FACILITY AGREEMENT Schedule of Advance Terms III. INFORMATION FOR $33,750,000 FIXED ADVANCE MADE JANUARY 8, 2019 Advance Amount $33,750,000 Advance Term 84 months The period beginning on the Effective Date and Advance Year ending on the last day of January, 2020, and each successive twelve (12) month period thereafter. [Select only one:] Amortization Type Amortizing X Full Term Interest Only Partial Interest Only Effective Date January 8, 2019. The first day of March 1, 2019. First Payment Date Fixed Rate 4.620% Amendment No. 1 to Master Credit Facility Agreement Sch. 3.2-1 Schedule 3.2 - Schedule of Advance Terms Cottonwood III Addition of Heights at Meridian

[Select only one:] 30/360 (computed on the basis of a three hundred sixty (360) day year consisting of twelve (12) thirty (30) day months). or Interest Accrual Method X Actual/360 (computed on the basis of a three hundred sixty (360) day year and the actual number of calendar days during the applicable month, calculated by multiplying the unpaid principal balance of the Advance by the Interest Rate, dividing the product by three hundred sixty (360), and multiplying the quotient obtained by the actual number of days elapsed in the applicable month). 84 months Interest Only Term Interest Rate The Fixed Rate Interest Rate Type Fixed Rate The first day of February, 2026, or any earlier date on which the unpaid principal balance of the Maturity Date Advance becomes due and payable by acceleration or otherwise. Amendment No. 1 to Master Credit Facility Agreement Sch. 3.2-2 Schedule 3.2 - Schedule of Advance Terms Cottonwood III Addition of Heights at Meridian

Monthly Debt Service Payment For Full Term Interest Only (Actual/360): (i) $121,275 for the First Payment Date; and (ii) for each Payment Date thereafter until the Advance is fully paid: (a) $121,275 if the prior month was a 28-day month; (b) $125,606.25 if the prior month was a 29-day month; (c) $129,937.50 if the prior month was a 30-day month; and (d) $134,268.75 if the prior month was a 31-day month. The 0 Advance Year of the term of the Advance Prepayment Lockout Period Remaining Amortization Period N/A IV. YIELD MAINTENANCE/PREPAYMENT PREMIUM INFORMATION Yield Maintenance Period End The last day of January, 2024. Date Yield Maintenance Period Term 60 months Amendment No. 1 to Master Credit Facility Agreement Sch. 3.2-3 Schedule 3.2 - Schedule of Advance Terms Cottonwood III Addition of Heights at Meridian

INITIAL PAGE TO SCHEDULE 3.2 TO MA STER CRE DIT FACILITY AGRE EMENT Schedule of Advance Terms Borrower Initial Amendment No. 1 to Master Credit Facility Agreement Initial Page Schedule 3.1 - Schedule of Advance Terms Cottonwood III Addition of Heights at Meridian

SCHEDULE 4.2 TO MASTER CREDIT FACILITY AGREEMENT Prepayment Premium Schedule (Standard Yield Maintenance – Fixed Rate) 1. Defined Terms. All capitalized terms used but not defined in this Prepayment Premium Schedule shall have the meanings assigned to them in this Master Agreement. 2. Prepayment Premium. Any Prepayment Premium payable under Section 2.04 (Prepayment; Prepayment Lockout; Prepayment Premium) of this Master Agreement shall be computed as follows: (a) If the prepayment is made at any time after the Effective Date and before the Yield Maintenance Period End Date, the Prepayment Premium shall be the greater of: (1) one percent (1%) of the amount of principal being prepaid; or (2) the product obtained by multiplying: (i) the amount of principal being prepaid, by (ii) the difference obtained by subtracting from the Fixed Rate on the Advance, the Yield Rate (as defined below) on the twenty- fifth (25th) Business Day preceding (i) the Intended Prepayment Date, or (ii) the date Lender accelerates the Advance or otherwise accepts a prepayment pursuant to Section 2.06 (Application of Collateral) of this Master Agreement, by (iii) the present value factor calculated using the following formula: 1 - (1 + r)-n/12 r [r = Yield Rate Amendment No. 1 to Master Credit Facility Agreement Form 6104.01 Page 1 Error! Reference source not found..2 08-13 © 2013 Fannie Mae (Prepayment Premium Schedule) Cottonwood III Addition of Heights at Meridian

n = the number of months remaining between (i) either of the following: (x) in the case of a voluntary prepayment, the last day of the month in which the prepayment is made, or (y) in any other case, the date on which Lender accelerates the unpaid principal balance of the Advance and (ii) the Yield Maintenance Period End Date. For purposes of this clause (2), the “Yield Rate” means the yield calculated by interpolating the yields for the immediately shorter and longer term United States “Treasury constant maturities” (as reported in the Federal Reserve Statistical Release H.15 Selected Interest Rates (the “Fed Release”) under the heading “United States government securities”) closest to the remaining term of the Yield Maintenance Period Term, as follows (rounded to three (3) decimal places):  (a − b)   × (z − y) + b  (x − y)  a = the yield for the longer United States Treasury constant maturity b = the yield for the shorter United States Treasury constant maturity x = the term of the longer United States Treasury constant maturity y = the term of the shorter United States Treasury constant maturity z = “n” (as defined in the present value factor calculation above) divided by twelve (12). Notwithstanding any provision to the contrary, if “z” equals a term reported under the United States “Treasury constant maturities” subheading in the Fed Release, the yield for such term shall be used, and interpolation shall not be necessary. If publication of the Fed Release is discontinued by the Federal Reserve Board, Lender shall determine the Yield Rate from another source selected by Lender. Any Amendment No. 1 to Master Credit Facility Agreement Form 6104.01 Page 2 Error! Reference source not found..2 08-13 © 2013 Fannie Mae (Prepayment Premium Schedule) Cottonwood III Addition of Heights at Meridian

determination of the Yield Rate by Lender will be binding absent manifest error.] (b) If the prepayment is made on or after the Yield Maintenance Period End Date but before the last calendar day of the fourth (4th) month prior to the month in which the Maturity Date occurs, the Prepayment Premium shall be one percent (1%) of the amount of principal being prepaid. (c) Notwithstanding the provisions of Section 2.04 (Prepayment; Prepayment Lockout; Prepayment Premium) of this Master Agreement, no Prepayment Premium shall be payable with respect to any prepayment made on or after the last calendar day of the fourth (4th) month prior to the month in which the Maturity Date occurs. [Remainder of Page Intentionally Blank] Amendment No. 1 to Master Credit Facility Agreement Form 6104.01 Page 3 Error! Reference source not found..2 08-13 © 2013 Fannie Mae (Prepayment Premium Schedule) Cottonwood III Addition of Heights at Meridian

INITIAL PAGE TO SCHEDULE 4.2 TO MASTER CREDIT FACILITY AGREEMENT Prepayment Premium Schedule Borrower Initials Amendment No. 1 to Master Credit Facility Agreement Form 6001.MCFA Initial Page Schedule 4.2 (Prepayment Premium 11-16 © 2016 Fannie Mae Schedule) Cottonwood III Addition of Heights at Meridian

SCHEDULE 5 TO MASTER CREDIT FACILITY AGREEMENT Required Replacement Schedule (See attached) [Remainder of Page Intentionally Blank] Amendment No. 1 to Master Credit Facility Agreement Schedule 5 – Required Replacement Schedule Cottonwood III Addition of Heights at Meridian Schedule 5 - 1

Amendment No. 1 to Master Credit Facility Agreement Schedule 5 – Required Replacement Schedule Cottonwood III Addition of Heights at Meridian Schedule 5 - 2

Amendment No. 1 to Master Credit Facility Agreement Schedule 5 – Required Replacement Schedule Cottonwood III Addition of Heights at Meridian Schedule 5 - 3

Required Replacement Schedule Mortgaged Property Initial Replacement Monthly Replacement Reserve Deposit Reserve Deposit Parc Westborough $0 $4,150 Apartments (Deposit Waived) Heights at Meridian $0 $5,650 (Deposit Waived) Amendment No. 1 to Master Credit Facility Agreement Schedule 5 – Required Replacement Schedule Cottonwood III Addition of Heights at Meridian Schedule 5 - 1

INITIAL PAGE TO SCHEDULE 5 TO MASTER CREDIT FACILITY AGREEMENT Required Replacement Schedule Borrower Initials Amendment No. to Master Credit Facility Agreement Initial Page Schedule 5 - Required Replacement Schedule Cottonwood III Addition of Heights at Meridian

SCHEDULE 6 SCHEDULE 6 TO MASTER CREDIT FACILITY AGREEMENT Required Repair Schedule Mortgaged Property Name: Parc Westborough Apartments Repairs Escrow Deposit: $0 Repair Description: N/A Mortgaged Property Name: Heights at Meridian Apartments Repairs Escrow Deposit: $0 Repair Description: N/A Time to Item/Description Cure (days) Cost Multiplier Escrow N/A Total Total Cost Escrow [Remainder of Page Intentionally Blank] Amendment No. 1 to Master Credit Facility Agreement Fitterer Addition Schedule 13.1 - 1

INITIAL PAGE TO SCHEDULE 6 TO MASTER CREDIT FACILITY AGREEMENT Required Repair Schedule Borrower Initials Amendment No. l to Master Credit Facility Agreement Initial Page Schedule 6- Required Repair Schedule Cottonwood Ill Addition of Heights at Meridian

SCHEDULE 13.1 SCHEDULE 13.1 TO MASTER CREDIT FACILITY AGREEMENT Ownership Interests Schedule Amendment No. 1 to Master Credit Facility Agreement Schedule 13.1 – Ownership Interest Schedule Cottonwood III Addition of Heights at Meridian

INITIAL PAGE TO SCHEDULE 13.1 TO MASTER CREDIT FACILITY AGREEMENT Ownership Interests Schedule Borrower Initials Amendment No. 1 to Master Credit Facility Agreement Initial Page Schedule 13.1 - Ownership Interest Schedule Cottonwood Ill Addition of Heights at Meridian

SCHEDULE 16 TO MASTER CREDIT FACILITY AGREEMENT Exceptions to Representations and Warranties Schedule None. Amendment No. 1 to Master Credit Facility Agreement Schedule 16 – Exceptions to Representations and Warranties Schedule Cottonwood III Addition of Heights at Meridian Schedule 16 - 1

INITIAL PAGE TO SCHEDULE 16 TO MASTER CREDIT FACILITY AGREEMENT Exceptions to Representations and Warranties Schedule Borrower Initials Amendment No. I to Master Credit Facility Agreement Initial Page Schedule 16 - Exceptions to Representations and Warranties Schedule Cottonwood III Addition of Heights at Meridian